UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 23, 2009

TAILWIND FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-135790	13-4338095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada M5J 2T3	07660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 601-2422

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2009, Tailwind Financial Inc. (“Tailwind”), Allen-Vanguard Corporation (“Allen-Vanguard”) and a subsidiary of Tailwind formed for the purpose of effecting the acquisition of Allen-Vanguard (“AV Acquisition Corp.”) entered into an arrangement agreement pursuant to which AV Acquisition Corp. will acquire all of the outstanding securities of Allen-Vanguard, resulting in Allen-Vanguard becoming a wholly owned indirect subsidiary of Tailwind.

If the arrangement is approved and completed, in exchange for each share of common stock of Allen-Vanguard, the holder of such common stock will receive a fraction of a share of Tailwind common stock equal to the “exchange ratio.” The “exchange ratio” means 0.046492659 multiplied by the exchange rate posted by the Bank of Canada for one Canadian dollar expressed in U.S. dollars as described in the arrangement agreement.  The stockholders of Allen-Vanguard will receive 4,298,478 shares of Tailwind common stock based upon the current number of outstanding shares of Allen- Vanguard and an exchange rate of C$1 = US$0.8387. Using the same exchange rate an additional 1,056,423 shares of Tailwind common stock may be issued if all outstanding warrants of Allen-Vanguard are exercised. In addition, if the transaction with Allen-Vanguard is consummated, under current arrangements with the lender, the lender would be entitled to receive warrants to purchase an additional 2,950,218 shares of Tailwind’s common stock using the same exchange rate and assuming maximum conversion by Tailwind stockholders.

Prior to the consummation of the transactions contemplated by the arrangement agreement, Allen-Vanguard anticipates conducting a public offering of rights to its stockholders. If all of the rights are subscribed, an aggregate of 350,877,193 shares of common stock of Allen-Vanguard will be issued to its stockholders immediately prior to the consummation of the transactions contemplated by the arrangement agreement. Shares issued under the rights offering will also be exchanged for shares of common stock of Tailwind pursuant to the arrangement. This will result in substantial additional dilution to Tailwind stockholders. Based on the exchange rate of C$1=US$0.8387 as of January 9, 2009, the maximum number of additional Tailwind shares that could be issued in connection with the rights offering would be 13,681,892.

Accordingly, on the effective date of the acquisition, Tailwind will pay aggregate consideration of approximately $35 million ($147 million if the rights offering is fully subscribed and completed), i.e., $35,118,565 through the issuance of the 4,298,478 shares of common stock of Tailwind ($146,899,625 through the issuance of 17,980,370 shares if the rights offering is fully subscribed and completed) valued at approximately $8.17 based upon the trust account liquidation value of a share of common stock of Tailwind as of September 30, 2008.

Tailwind has valued the acquisition of Allen-Vanguard at approximately $235 million comprised of the aforementioned $35 million value of Tailwind shares being issued and the outstanding indebtedness of Allen-Vanguard of approximately $200 million.

Any unexercised stock options for shares of common stock of Allen-Vanguard will terminate upon the consummation of the transactions contemplated by the arrangement agreement. Allen-Vanguard has agreed to take such action as may be necessary to provide that all of its unvested stock options currently outstanding will vest prior to the exercise date (as defined in the arrangement agreement) and options not exercised prior to the exercise date will be cancelled and will terminate at the effective time of the arrangement. The warrants to purchase common shares of Allen-Vanguard that are not exercised prior to the exercise date shall be exercisable for shares of Tailwind common stock from and after the effective date subject to adjustment based on the Exchange Ratio. Additionally, Allen-Vanguard will also amend the terms of all outstanding unvested restricted stock units, as necessary and as permitted by its restricted stock unit plan, to provide that the restricted stock units outstanding immediately prior to the effective date shall from and after the effective date be redeemable in accordance with the terms of the restricted stock unit plan for cash (as adjusted by the exchange ratio) or such number of shares of common stock of Tailwind as equals (i) the number of shares of common stock of Allen-Vanguard for which the restricted stock units, if vested, would have been redeemable immediately prior to the effective date, multiplied by (ii) the exchange ratio, or a combination of the two.

The consummation of the arrangement depends on the satisfaction or waiver (to the extent permitted by law) of a number of conditions, including the following:

•
the arrangement agreement must have received interim and final approval from the Ontario Superior Court of Justice, satisfactory to Allen-Vanguard and Tailwind and such Court will have determined that the issuance of the common stock of Tailwind to the Allen-Vanguard stockholders is fair to such stockholders;

•	as of the effective time of the acquisition, the shares of common stock of Tailwind issued in connection with the arrangement shall be quoted and approved for listing on NYSE Alternext US ;
•
at or prior to the Tailwind stockholders’ meeting, holders of less than thirty percent (30%) of the shares issued in the initial public offering shall have demanded that Tailwind convert such shares into cash pursuant to the terms of the Tailwind certificate of incorporation;

•
stockholders of Allen-Vanguard representing in the aggregate 10% or more of its outstanding common stock immediately prior to the effective date of the acquisition shall not have validly exercised dissent rights;

•
Allen-Vanguard shall have entered into a revised arrangement with its senior secured lenders with respect to the outstanding credit facilities provided to it and its subsidiaries by such lenders that is satisfactory to Tailwind and Allen-Vanguard including with respect to the warrants issued and issuable to such lenders in connection with such facilities; and

•	certain shareholders of Allen-Vanguard will have entered into a lock-up agreement for a period of six months.

Each of the signatories to the arrangement agreement also made certain representations and warranties to the other parties of the arrangement agreement.

The arrangement agreement provides that Allen-Vanguard has the right to solicit and engage in discussions and negotiations with any person without restriction, provided that from March 15, 2009 until the termination of the agreement or in the event the proxy statement is not mailed to Tailwind’s stockholders by April 7, 2009, until April 7, 2009, Allen-Vanguard will not solicit any third party to engage in a potential transaction (as defined in the arrangement agreement) without the consent of Tailwind. Notwithstanding the foregoing limitation, Allen-Vanguard has the right to pursue a joint venture alliance partnership, teaming arrangement or other, strategic alliance with any person relating to its electronic systems business at any time.

The arrangement agreement may be terminated (i) by mutual written consent by Allen-Vanguard and Tailwind; (ii) by either Tailwind, on the one hand, or Allen-Vanguard, on the other hand, (a) so long as the terminating party has not breached or failed to fulfill its obligations under the arrangement agreement resulting in the failure of the transactions contemplated therein, if: (x) the arrangement is not completed on or before April 17, 2009, or (y) if Tailwind or Allen- Vanguard has not obtained the requisite approval of their respective stockholders, (b) any governmental authority of competent jurisdiction issues a nonappealable final order restraining, enjoining or otherwise prohibiting the consummation of the Transaction (c) due to a material breach by the other party of any representation, warranty, covenant or agreement made by such other party or if any representation, warranty, covenant, agreement by such other party shall have become untrue such that certain conditions to the obligation of the terminating party would not be satisfied and has not been cured within twenty (20) business days after written notice, and the terminating party is in compliance with all of its obligations; or (d) if the other party has not satisfied certain specified conditions as set forth in the agreement; (iii) subject to the break-up fee (discussed below) and reimbursement of certain Tailwind fees associated with the transaction, by Allen-Vanguard (a) at any time prior to the date the required approval of the arrangement by Allen-Vanguard shareholders and Tailwind stockholders is obtained in connection with the completion of a potential transaction with a person not identified in the arrangement agreement; (b) at any time following the date the required approvals of the arrangement by Allen-Vanguard shareholders and Tailwind stockholders is obtained and prior to the effective date, in connection with the completion of a potential transaction with a person identified in the arrangement agreement or with a person not identified in the arrangement agreement that makes an unsolicited bid for the majority of Allen-Vanguard’s capital stock prior to April 17, 2009 with the purpose of taking control of Allen-Vanguard; or (c) in connection with the entering into a superior proposal, or (iv) by Tailwind, acting reasonably and in good faith, if it determines that the transactions are unlikely to be consummated because certain conditions to transaction cannot be met. In addition, in the event that the arrangement agreement has not been terminated during the relevant time period and Tailwind has not announced another potential alternative transaction on or prior to the completion of a potential transaction by Allen-Vanguard, and Allen-Vanguard completes a potential transaction by April 30, 2010 with a person that it has provided information to or entered into negotiations with prior to April 17, 2009, and no break fee is payable, Allen-Vanguard’s will be obligated to reimburse Tailwind for its reasonable costs and expenses up to a maximum of C$500,000.

Allen-Vanguard has agreed to pay Tailwind a “break fee” of $5 million if the agreement has not been terminated under certain enumerated conditions and Allen-Vanguard completes a transaction with a party identified in the agreement, a party who makes an unsolicited bid or a party that makes a superior proposal.

In addition, pursuant to the arrangement agreement:

•
for every C$1 million Allen-Vanguard receives before March 15, 2009 pursuant to an indemnification claim against the shareholders of a company Allen-Vanguard acquired, the exchange ratio will be increased by a percentage equal to 0.001109883.

•
Tailwind has agreed to file a registration statement  with the SEC registering a number of shares of its common stock equal to the number of its shares issuable in connection with the redemption of its Allen- Vanguard restricted share units and its outstanding warrants.

•	Allen-Vanguard has waived any claims it may have to any monies in the trust account established by Tailwind for the benefit of its public stockholders.
•
Tailwind has agreed to cause each of its directors and officers to voluntarily resign as of the effective date of the acquisition and one representative from Tailwind will be appointed to the new Board of Directors.

Additional Information and Where to Find It

In connection with the proposed transaction and required stockholder approval, Tailwind will file with the Securities and Exchange Commission a proxy statement, which will be mailed to the stockholders of Tailwind. Tailwind stockholders and other interested persons are urged to read the preliminary proxy statement filed with the SEC and the definitive proxy statement and other relevant materials when they become available since they will contain important information about Tailwind, Allen-Vanguard and the transaction with Allen-Vanguard. Such persons can also read Tailwind’s preliminary proxy statement for a description of the security holdings of the Tailwind officers and directors and their respective interests in the successful consummation of the proposed merger.  The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger.  Tailwind stockholders may obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Tailwind Financial Inc., Brookfield Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada  M5J 2T3. Such documents are not currently available.

Participants in Solicitation

Tailwind and its directors and executive officers and Allen-Vanguard and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Tailwind common stock in respect of the proposed merger. Information about the directors and executive officers of Tailwind is set forth in the preliminary proxy statement, which was filed with the Securities and Exchange Commission on January 26, 2009.

Item 8.01	Other Events.

On January 26, 2009, Tailwind and Allen-Vanguard intend to hold a presentation for their respective stockholders regarding the proposed transaction.  A copy of the presentation is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Arrangement Agreement dated January 23, 2009

99.1	Presentation dated January 26, 2009

99.2	Press Release dated January 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAILWIND FINANCIAL INC.

Date: January 26, 2009	By:	/s/ Andrew A. McKay
Name: Andrew A. McKay
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Arrangement Agreement dated January 23, 2009

99.1	Presentation dated January 26, 2009

99.2	Press Release dated January 26, 2009